Exhibit 99.1

Contacts:

Jeff Kyle	Kristyn Hutzell
Vice President—Finance, Treasurer and CFO	Avalon Investor Relations
(805) 987-8741	(512) 514-6046

FOR IMMEDIATE RELEASE

October 25, 2007

POWER-ONE ANNOUNCES THIRD QUARTER 2007 RESULTS

•                  Q3 2007 sales improved to $131.5 million from $123.8 million in Q2’07; and $78.7 million in Q3’06, an increase of 67%

•                  Q3 2007 results improved to a loss of $0.07 per share from a loss of $0.13 per share in Q2’07; versus $0.01 per share earnings in Q3’06

•                  Z-One® Digital Power Management patent infringement trial to begin in November

Camarillo, CA, October 25, 2007 —  Power-One, Inc. (NASDAQ: PWER) today announced that net sales for the third fiscal quarter ended September 30, 2007 were $131.5 million, compared with $123.8 million for the second quarter of 2007; and $78.7 million for the third quarter of 2006.  Net loss for the third quarter ended September 30, 2007 was $6.5 million, or $0.07 per share, compared with a net loss of $11.1 million, or $0.13 per share, for the second quarter in 2007; versus net income of $1.3 million, or $0.01 per share in the third quarter in 2006.  The net loss during the third quarter of 2007 included $1.5 million, or approximately $0.02 per share, of restructuring and asset impairment charges related to the previously announced consolidation of the Company’s operations. The net loss for the second quarter of 2007 included approximately $2.8 million, or $0.03 per share, of restructuring and asset impairment charges.

The 67% year-over-year revenue growth was driven mainly from the late 2006 acquisition of Magnetek’s Power Electronics Group, which did not account for any sales in the third quarter of 2006; as well as organic growth.  Net new orders and backlog typically decline in the third quarter due to cyclical seasonal demand, and this year was no exception with third quarter bookings at $118 million compared with $127 million in the second quarter of 2007.  The Company ended the third quarter 2007 with approximately $91 million in 180-day backlog and $84 million in 90-day backlog.

Bill Yeates, Chief Executive Officer, commented, “We are very pleased with the improved performance in the third quarter, as the summer months are typically a challenge in our industry.  Coupled with the increase in sales is our improved, and now positive EBITDA of $1.5 million, which indicates that we are following through and on track with our plans to reduce SG&A.  Our steps to reduce SG&A included the announcement and notice to affected employees of plans to close operations in our Dallas, Texas and Hungary facilities with additional reductions in higher-cost functions in Ireland and California.  On the COGS side, we continue to make improvements in both material costs and factory efficiencies.”

Mr. Yeates continued, “We are seeing strengthening demand across our business, especially in our telecom power system products and our products that we obtained with our PEG acquisition, namely alternative energy, motor controls, and custom products.  In the alternative energy business, we are seeing tremendous growth opportunities, and in fact, just this quarter, we announced our new line of modular solar power inverters with a range of 30kW to 300kW that will considerably expand our potential market.    The PEG acquisition was very strategic in terms of new applications like renewable energy and positioning us to compete in higher-volume markets.”

Mr. Yeates concluded, “On the digital power management side of the business, we continue to win designs and as we indicated last quarter, our new high-power Point of Load DC/DC modules targeting the server/storage markets are generating strong interest.  Further, we anticipate a favorable outcome of Power-One’s patent infringement lawsuit, which is set to go to jury trial in early November.”

Future Outlook:

For the fourth quarter of 2007, the Company currently anticipates that net sales will be in the range of $130 to $135 million.  Net loss is expected to be in the range of $0.03 to $0.06 per share in the fourth quarter.

Earnings Conference Call

Power-One will be holding a conference call with investors and analysts on Thursday, October 25, 2007 at 2:00 p.m. PT.  The call will be available over the Internet through the Company’s investor relations Web site at www.power-one.com.   To listen to the call, please go to the Web site at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Company’s Web site at www.power-one.com throughout the current quarter.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to OEM customers in the telecommunications and server/storage markets; as well as data communications equipment manufacturers. Power-One’s high-reliability products are also used in applications such as test equipment, high-end industrial applications, and alternative energy. Power-One, with headquarters in Camarillo, CA, has approximately 4,000 employees with manufacturing and/or R&D operations in the United States, Dominican Republic, Italy, Switzerland, Slovakia, and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, the challenges of achieving anticipated synergies in whole or in part, and in the time frame predicted, relating to the Company’s acquisition of the Magnetek, Inc. Power Electronics Group (PEG);  the possibility that the market for the sale of certain products and services may not develop as expected; the risk that the development of products and services may not proceed as planned; the difficulties of efficiently managing the company’s cost structure for capital expenditures, materials and overhead, as well as operating expenses such as wages and benefits due to the vertical integration of the company’s manufacturing processes; the impact of competitive products or technologies and competitive pricing pressures; the Company’s ability to turn design wins into revenue generating sales; and the Company’s ability to secure, maintain, defend, enforce, and protect claimed intellectual property rights, including patents issued and patents applied for.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

NET SALES	$131,477	$78,667	$379,269	$221,877
COST OF GOODS SOLD	103,926	52,920	302,051	149,567
GROSS PROFIT	27,551	25,747	77,218	72,310

EXPENSES:
Selling, general and administrative	17,912	14,314	57,357	44,638
Engineering and quality assurance	11,576	8,836	36,689	27,047
Amortization of intangible assets	1,005	729	3,386	2,248
Restructuring costs	1,022	—	3,040	(61)
Asset impairment	456	—	1,190	—
Total expenses	31,971	23,879	101,662	73,872

INCOME (LOSS FROM OPERATIONS)	(4,420)	1,868	(24,444)	(1,562)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	317	565	988	1,813
Interest expense	(2,459)	(79)	(5,876)	(233)
Other income (expense, net)	1,150	(319)	1,982	(1,147)
Total interest and other income (expense)	(992)	167	(2,906)	433

INCOME (LOSS BEFORE INCOME TAXES)	(5,412)	2,035	(27,350)	(1,129)

PROVISION (BENEFIT FOR INCOME TAXES)	1,120	771	2,568	(731)

NET INCOME (LOSS)	$(6,532)	$1,264	$(29,918)	$(398)

BASIC EARNINGS (LOSS PER SHARE)	$(0.07)	$0.01	$(0.34)	$(0.00)
DILUTED EARNINGS (LOSS PER SHARE)	$(0.07)	$0.01	$(0.34)	$(0.00)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING (1)	87,172	86,367	86,961	86,016
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING (1)	87,172	88,156	86,961	86,016

(1) Basic weighted average shares outstanding (WASO is utilized for periods with a net loss. This isdue to the fact that diluted WASO would be anti-dilutive for these periods. Diluted WASO is utilized for periods with net income.

POWER-ONE, INC.
CONSOLIDATED BALANCE SHEET
(In thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$29,770	$34,422
Available for sale investments	9,586	11,365
Accounts receivable:
Trade (net of allowance	127,733	122,533
Other	5,216	7,208
Inventories	105,558	111,893
Prepaid expenses and other current assets	8,506	12,971

Total current assets	286,369	300,392

PROPERTY & EQUIPMENT, net	63,372	66,831
INTANGIBLE ASSETS, net	81,634	80,027
OTHER ASSETS	1,058	2,021

TOTAL ASSETS	$432,433	$449,271

LIABILITIES & EQUITY

CURRENT LIABILITIES:
Bank credit facilities and notes payable	$27,162	$26,349
Accounts payable	95,766	91,572
Restructuring reserve	8,000	10,272
Long-term debt, current portion	51,870	1,925
Other accrued expenses and current liabilities	28,696	26,119

Total current liabilities	211,494	156,237

LONG-TERM DEBT, less current portion	1,222	52,363
OTHER LONG-TERM LIABILITIES	17,924	17,443

STOCKHOLDERS’ EQUITY:
Common stock	87	87
Additional paid-in capital	614,195	611,300
Accumulated other comprehensive income	37,287	29,536
Accumulated deficit	(449,776)	(417,695)

Total stockholders’ equity	201,793	223,228

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$432,433	$449,271

POWER-ONE, INC.
FINANCIAL HIGHLIGHTS
(In thousands, except per share data)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2007	2006	2007	2006

Orders	$118,061	$65,861	$369,503	$221,638

Sales	$131,477	$78,667	$379,269	$221,877

Operating Income (Loss)	$(4,420)	$1,868	$(24,444)	$(1,562)

Net Income (Loss)	$(6,532)	$1,264	$(29,918)	$(398)

Basic Earnings (Loss) Per Share (1)	$(0.07)	$0.01	$(0.34)	$(0.00)
Diluted Earnings (Loss) Per Share (1)	$(0.07)	$0.01	$(0.34)	$(0.00)

Basic Weighted Average Shares Outstanding (1)	87,172	86,367	86,961	86,016
Diluted Weighted Average Shares Outstanding (1)	87,172	88,156	86,961	86,016

(1) Basic weighted average shares outstanding (WASO) is utilized for periods with a net loss. This is due to the fact that diluted WASO would be anti-dilutive for these periods. Diluted WASO is utilized for periods with net income.